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                                                                     EXHIBIT 99A

JULY 24, 1996                                                 GREGORY T. CASWELL
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                  DENNIS D. BYRD
                                                                       TREASURER
                                                                   (207)774-5000
FOR IMMEDIATE RELEASE


             FIRST COASTAL CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF
                 RECAPITALIZATION AND REPAYMENT IN FULL OF FDIC DEBT

    WESTBROOK, ME---First Coastal Corporation, the parent company of Coastal Savings Bank, announced today the successful completion of its recapitalization plan, whereby First Coastal has repaid in full its obligation to the Federal Deposit Insurance Corporation in the amount of $9.75 million ($9.0 million loan principal amount plus accrued interest), stemming from the 1991 failure of Suffield Bank. The funds utilized to repay the obligation came from (i) the sale of 750,000 shares of First Coastal's common stock at $5.00 per share by means of an offering involving a rights offering to existing shareholders, purchases by standby investors and a community offering; (ii) a dividend of $3.2 million from Coastal Savings Bank to First Coastal; and (iii) the borrowing of $4.0 million from a group of four Maine savings banks.
    Gregory T. Caswell, President and Chief Executive Officer of First Coastal, said "The closing of the recapitalization and the payoff of the FDIC obligation brings to an end an extremely challenging period during which First Coastal has successfully addressed problems largely the result of its former affiliation with Suffield Bank and the late 1980's collapse of the New England real estate market. The closing of this final chapter relating to our past problems is made especially gratifying by the fact that during the early 1990's the Company faced significant financial risk from two different sources, risk factors many felt could not be successfully addressed. The financial recovery of Coastal Savings Bank and the payoff of the FDIC obligation represent the culmination of a tremendous effort by an exceptionally dedicated group of people. We are gratified by the strong ongoing support we have received from our employees, our shareholders, the Maine Bureau of Banking, the FDIC and the Federal Reserve, and are pleased with the recent support we have received from our shareholders and the investor community with regard to our stock offering."

    Caswell further added, "Though the completion of the recapitalization represents a significant milestone for First Coastal, and one that is highly visible to the public, we feel the more compelling story represents the continued financial progress of Coastal Savings Bank and its reemergence as a significant factor in its markets. The same outstanding staff that has brought First Coastal so far forward from such a disadvantaged position continues to direct this same focus and dedication towards the development of a community bank with products and a level of service that are highly desirable to Maine people. Our advancement in these areas has become quite evident over the past year, evidenced by significant increases in loan originations and deposit account openings."

    The stock offering, which closed today as part of the recapitalization, resulted in a 125% increase in the number of outstanding shares, to 1,357,861. The stock is expected to commence trading on Thursday, July 25, on The Nasdaq SmallCap Market under the symbol "FCME". First Albany Corporation acted as placement agent in connection with the offering and as financial advisor to First Coastal for the recapitalization.

    First Coastal Corporation is a Maine-based $137 million bank holding company with Coastal Savings Bank, an FDIC insured, Maine stated-chartered savings bank as its principal subsidiary. Coastal Savings Bank has seven banking offices located in Brunswick (2), Freeport, Kennebunk, Saco, Topsham and Westbrook.

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